CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 31, 2018, relating to the financial statements and financial highlights of Equable Shares Small Cap Fund (formerly known as Equable Shares Small Cap Fund Series 1), a series of Series Portfolios Trust, for the period ended October 31, 2018, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm and Legal Counsel” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.

Cohen & Company, Ltd.
Milwaukee, Wisconsin
February 26, 2019